EXHIBIT 99.1

    Item 6.  Selected Financial Matters
             --------------------------

        The following is a summary of certain consolidated financial information relating to the Company at December 31. The summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company included elsewhere in this report and the schedules thereto.

                                            1998*           1997*          1996*        1995*          1994*
                                            ----           ----           ----         ----           ----
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
     INCOME STATEMENT DATA
     Net sales                            $6,183,674    $5,641,441     $5,233,930     $4,837,953    $4,262,236
     Cost of products sold                 4,360,860     4,005,958      3,669,559      3,432,132     2,903,169
                                          ----------     ---------    -----------     ----------    ----------
       Gross income                        1,822,814     1,635,483      1,564,371      1,405,821     1,359,067

     Selling, general
       and administrative expenses           967,916       838,877        798,877        708,242       634,159
     Restructuring costs                     115,154        37,200              -        158,000             -
     Trade names and goodwill
       amortization and other                 59,405       119,743         30,487         23,964        18,897
                                          ----------      --------      ---------      ---------    ----------
       Operating income                      680,339       639,663        735,007        515,615       706,011

     Non-operating (income) expenses:
       Interest expense                      100,514       114,357         84,822         65,125        38,633
       Other, net                           (237,148)      (19,284)       (23,127)       (22,296)      (38,205)
                                          ----------      --------      ---------      ---------     ----------
        Net                                 (136,634)       95,073         61,695         42,829           428
                                          ----------      --------      ---------      ---------     ----------
     Income before income taxes              816,973       544,590        673,312        472,786       705,583
       Income taxes                          335,139       222,973        261,872        186,539       276,166
                                          ----------      --------      ---------      ---------     ----------
        Net income                        $  481,834    $  321,617     $  411,440     $  286,247    $  429,417
                                          ==========      ========      =========      =========     ==========
     Earnings Per Share
       Basic                              $     1.72    $     1.15     $     1.46     $     1.00    $      1.49
       Diluted                            $     1.70    $     1.14     $     1.46     $     1.00    $      1.49

     Dividends per share                  $     0.76    $     0.70     $     0.63     $     0.55    $      0.48

     Weighted Average Shares Outstanding
       Basic                                 280,731       280,300        280,894        286,461        287,700
       Diluted                               291,883       281,653        281,482        286,779        287,926





                                             1998*          1997*           1996*           1995*          1994*
                                             ----          ----            ----            ----           ----
                                                                      (IN THOUSANDS)
     BALANCE SHEET DATA

     Inventories                          $1,033,488    $  902,978     $   801,255    $   769,762     $   722,027
     Working capital                       1,278,768     1,006,624         953,890        899,158         772,661
     Total assets                          6,289,155     5,775,248       5,112,410      4,656,718       4,226,960
     Short-term debt                         101,968       258,201         154,555        287,546         332,947
     Long-term debt, net of
      current maturities                   1,393,865       989,694       1,197,486        782,744         435,551
     Stockholders' equity                  2,843,732     2,661,417       2,513,722      2,436,958       2,412,767

   * Restated for the merger with Rubbermaid Incorporated on March 24, 1999, which was accounted for as a pooling of interests.

   Acquisitions and Divestitures
   -----------------------------

   1994
   ----

        In April 1994, the Company completed a joint venture with Richell Corporation, a leading Japanese housewares manufacturer. The joint venture, Rubbermaid Japan Inc., develops, markets and sells housewares, leisure and specialty products for the Japanese market. The Company initially held a 40% equity interest in the venture and in October 1994, exercised an option to increase its equity interest to 51%.

        In May 1994, the Company sold its 40% interest in the Curver/ Rubbermaid European houseware joint venture to DSM who held the remaining 60% share.

        In June 1994, the Company acquired Carex Inc., a manufacturer and marketer of bath safety products, personal care accessories and other products for the aging and physically challenged, and Empire Brushes, Inc., a manufacturer and marketer of brushes, brooms and mops for home and commercial use.

        In August 1994, the Company acquired the assets of the decorative window coverings business of Home Fashions, Inc. ("HFI"), including vertical blinds and pleated shades sold under the Del Mar{R} and LouverDrape{R} brand names. HFI was combined with Levolor and together they are operated as a single entity called Levolor Home Fashions.

        In September 1994, the Company sold its casual outdoor resin furniture business. In October 1994, the Company acquired Faber-Castell Corporation ("Faber"), a maker and marketer of markers and writing instruments, including wood-cased pencils and rolling ball pens, sold under the Eberhard Faber{R} brand name. Faber was combined with Sanford and together they are operated as a single entity called Sanford North America. In October 1994, the Company acquired the assets of Glenwood Systems Pty., Ltd. and related companies, well-known in Australia as Ausplay, an innovative designer and marketer of high-quality commercial playground equipment.

        In November 1994, the Company sold the assets of the Davson Division of Rubbermaid Office Products. In November 1994, the Company acquired the European consumer products business of Corning Incorporated (now known as "Newell Europe"). This acquisition included Corning's consumer products manufacturing facilities in England, France and Germany, the product lines and right to use the foreign registered trademarks Pyrex{R}, Pyroflam{TM} and Visions{TM} brands in Europe, the Middle East and Africa, and Corning's consumer distribution network throughout these areas under exclusive license from Corning Incorporated. Additionally, the Company became the distributor in Europe, the Middle East and Africa for Corning's U.S. manufactured cookware and dinnerware brands.

        These acquisitions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition.

   1995
   ----

        During 1995, the Company acquired Injectaplastic, S.A., a leading manufacturer and marketer of plastic housewares, seasonal products and bath accessories in France; PAR-REC Holdings, Inc., a Canadian manufacturer of commercial play systems; Decor Concepts, Inc., better known as Omni, an innovative leader in design and manufacture of contained soft play systems; and Dom-Plast S.A., the leading manufacturer and marketer of plastic housewares in Poland.

        In January 1995, the Company formed Royal Rubbermaid Structures Ltd., a joint venture with Royal Plastics Group Limited of Canada, for the manufacture and marketing of modular plastic components and kits for small structures, such as storage buildings and sheds. Each partner entered into this agreement with a 50% share in the joint venture, accounted for by the equity method.

        In October 1995, the Company acquired Decorel Incorporated ("Decorel"), a manufacturer and marketer of ready-made picture frames. Decorel was combined with Intercraft.

        In November 1995, the Company acquired Berol Corporation
   ("Berol"), a designer, manufacturer and marketer of markers and writing instruments. Berol was combined with Sanford. The U.S. component of Berol is operated as part of the Sanford North America division.
   The international piece is operated as part of Sanford International.

        These acquisitions were accounted for as purchases; therefore results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition.

   Subsequent Years
   ----------------

        Information regarding businesses acquired in the last three years is included in Note 2 to the consolidated financial statements.

   QUARTERLY SUMMARIES

   Summarized quarterly data for the last three years is as follows
   (unaudited):


     Calendar Year                1st            2nd         3rd           4th          Year
     -------------                ---            ---         ---           ---          ----
                                            (In millions, except per share data)
     1998
     ----
     Net sales                  $1,402.1       $1,559.5     $1,559.9     $1,662.2      $6,183.7
     Gross income                  396.2          487.0        477.9        461.7       1,822.8
     Net income                    158.5          141.9        117.5         63.9         481.8
     Earnings per share:
       Basic                         0.57           0.51         0.42         0.22          1.72
       Diluted                       0.56           0.50         0.42         0.22          1.70

     1997
     ----
     Net sales                  $1,229.0       $1,436.1     $1,486.1     $1,490.2      $5,641.4
     Gross income                  344.0          419.7        430.1        441.7       1,635.5
     Net income                     71.7           21.4        118.0        110.5         321.6
     Earnings per share:
       Basic                        0.26            0.08         0.42        0.39           1.15
       Diluted                      0.26            0.07         0.42        0.39           1.14

     1996
     ----
     Net sales                  $1,148.6       $1,302.7     $1,401.0     $1,381.6      $5,233.9
     Gross income                  333.5          404.2        428.7        398.0       1,564.4
     Net income                     74.7          112.0        122.4        102.3         411.4
     Earnings per share:
       Basic                         0.26           0.40         0.44         0.36           1.46
       Diluted                       0.26           0.40         0.44         0.36           1.46


   Item 7.   Management's Discussion and Analysis of Results of
             Operations and Financial Condition
             --------------------------------------------------

             The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.


   RESULTS OF OPERATIONS

             The following table sets forth for the period indicated items from the Consolidated Statements of Income as a percentage of net sales:


     Year Ended December 31,           1998*              1997*             1996*
                                       -----              -----             -----
     Net sales                         100.0%             100.0%            100.0%
     Cost of products sold              70.5               71.0              70.1
                                      --------------------------------------------
              Gross income              29.5               29.0              29.9
     Selling, general and
            and administrative
            expenses                    15.7               14.9              15.3
     Restructuring costs                 1.9                0.7                -
     Tradenames and goodwill
            amortization and other       0.9                2.1               0.6
                                      --------------------------------------------
              Operating income          11.0               11.3              14.0
     Non-operating (income) expenses:
              Interest expense           1.6                2.0               1.6
              Other, net                (3.8)              (0.3)             (0.4)
                                      --------------------------------------------
                                        (2.2)               1.7               1.2
                                      --------------------------------------------
     Income before income taxes         13.2                9.6              12.8
     Income taxes                        5.4                4.0               5.0
                                      --------------------------------------------
              Net income                 7.8%               5.6%              7.8%
                                      ============================================

   * Restated for the merger with Rubbermaid Incorporated on March 24, 1999, which was accounted for as a pooling of interests.

   1998 vs. 1997
   -------------

             Net sales for 1998 were $6,183.7 million, representing an increase of $542.3 million or 9.6% from $5,641.4 million in 1997. The overall increase in net sales was primarily attributable to contributions from Rolodex (acquired in March 1997), Kirsch (acquired in May 1997), Curver (acquired in January 1998), Swish (acquired in March 1998), Century (acquired in May 1998), Panex (acquired in
   June 1998), Gardinia (acquired in August 1998), Rotring (acquired in September 1998) and 4% internal growth at the core businesses (a core business is a business owned by the Company for two or more years). These increased sales were partially offset by the divestitures of Stuart Hall (school supplies and stationery), Newell Plastics (plastic storage and serveware products) and Decora (decorative coverings). The 1997 and 1998 acquisitions and divestitures are described in Note 2 to the consolidated financial statements.

             As of December 31, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." After reviewing the criteria for determining segments, the Company believes it has three reportable operating segments: Household Products, Hardware and Home Furnishings, and Office Products. This segmentation is appropriate because the Company organizes its product categories into these groups when making operating decisions and assessing performance, and the Company divisions included in each group sell primarily to the same retail channel: Household Products (discount stores and warehouse clubs), Hardware and Home Furnishings (home centers and hardware stores) and Office Products (office superstores and contract stationers). After the recent merger with Rubbermaid, the Company added the Rubbermaid divisions to the former Housewares segment to create the Household Products segment.

             Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:


     Year Ended December 31,                    1998*             1997*           % Change
     --------------------------------------------------------------------------------------
     Household Products:
       Former Housewares Group(1)                  921.6              952.2       (3.2)%
       Rubbermaid(2)                             2,463.7            2,247.4        9.6%
                                              ---------------------------------------------
                                                $3,385.3           $3,199.6        5.8%(3)
                                              ---------------------------------------------
     Hardware and Home
       Furnishings                               1,758.1            1,484.8       18.4%(4)

     Office Products                             1,040.3              957.0        8.7%(5)
                                              ---------------------------------------------
                                                $6,183.7           $5,641.4        9.6%
                                              =============================================

     Primary Reasons for Changes:

   (1) This was the former Housewares segment of Newell Co. prior to the merger with Rubbermaid Incorporated.

   (2)  Rubbermaid Incorporated net sales prior to the merger with Newell Co.

   (3) Curver (January 1998), Century (May 1998) and Panex (June 1998) acquisitions, offset partially by weak sales performance at the core businesses of the former Housewares Group, Rubbermaid Home
        Products and Little Tikes and the divestitures of Newell Plastics and Decora.

   (4) 6% internal growth and Kirsch (May 1997), Swish (March 1998), and Gardinia (August 1998) acquisitions.

   (5)  8% internal growth and Rolodex (March 1997) and Rotring (September
        1998) acquisitions, offset partially by Stuart Hall divestiture.

      * Restated for the merger with Rubbermaid Incorporated on March 24, 1999, which was accounted for as a pooling of interests.

             Gross income as a percent of net sales in 1998 was 29.5% or $1,822.8 million versus 29.0% or $1,635.5 million in 1997. Excluding costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $21.3 million, gross income as a percent of net sales was 29.8% in 1998. The increase in gross margins was due to increases in gross margins at several of the Company's core businesses, offset partially by the 1998 acquisitions which have gross margins which are lower than the Company's average.
   As these acquisitions are integrated, Company expects its gross margins to improve.

             Selling, general and administrative expenses ("SG&A") in
   1998 were 15.7% of net sales or $967.9 million versus 14.9% or $838.9
   million in 1997.   Excluding costs associated with the 1998 Calphalon
   acquisition and certain realignment and other charges of $33.8 million, SG&A in 1998 was 15.1% of net sales. Excluding transaction costs of $21.3 million related to the sale of Eldon, SG&A in 1997 was 14.5% of net sales. The increase in SG&A as a percent of net sales was primarily due to increased advertising expenditures at Rubbermaid divisions in addition to the 1998 acquisitions, whose spending levels are higher than the Company's average. As these acquisitions are integrated, the Company expects its SG&A spending levels as a percentage of net sales to decline.

             Trade names and goodwill amortization as a percentage of net sales was less than 1.0% in both 1998 and 1997, excluding one-time charges of $16.2 million in 1998 (which included write-offs of intangible assets) and $81.0 million in 1997 (write-off of impaired assets).

             Operating income in 1998 was 11.0% of net sales or $680.3 million versus 11.3% or $639.7 million in 1997. Operating income in 1998 included restructuring costs ($115.2 million) and costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $71.3 million. Excluding these charges, operating income in 1998 was $866.8 million or 14.0% of net sales. Operating income in 1997 included restructuring costs
    ($37.2 million), the $81.0 million write-off of impaired assets and $21.3 million of transaction costs related to Eldon. Excluding these charges, operating income in 1997 was $779.2 million or 13.8% of net sales. The slight increase in operating margins, net of charges, is primarily due to increases in operating margins at several of the Company's core businesses, offset partially by the 1998 acquisitions, whose operating margins are improving as they are being integrated but still operate at less than the Company's average operating margins.

             Other nonoperating income in 1998 was 2.2% of net sales or $136.6 million versus other nonoperating expenses of 1.7% or $95.1 million in 1997. The $231.7 million increase in income was due primarily to a net pre-tax gain of $191.5 million on the sale of the Company's stake in The Black & Decker Corporation and a pre-tax gain of $59.8 million on the sales of Stuart Hall, Newell Plastics and Decora. These increases were partially offset by increases in distributions of $25.2 million related to the convertible preferred securities issued by a subsidiary trust in December 1997.

             For 1998 and 1997, the effective tax rates were 41.0% and 40.9%, respectively. See Note 12 to the consolidated financial statements for an explanation of the effective tax rate.

             Net income for 1998 was $481.8 million, representing an increase of $160.2 million or 49.8% from $321.6 million in 1997.
   Basic earnings per share in 1998 increased 49.6% to $1.72 versus
   $1.15 in 1997; diluted earnings per share in 1998 increased 49.1% to $1.70 versus $1.14 in 1997. Excluding the net pre-tax gain on the sale of Black & Decker stock of $191.5 million ($116.8 million after taxes), the net pre-tax gain of $59.8 million on the sales of Stuart Hall, Newell Plastics and Decora ($15.1 million after taxes), restucturing costs of $115.2 million ($74.9 million after taxes), costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $71.3 million ($44.5 million after taxes), net income in 1998 was $469.3 million. Excluding the $81.0 million write-off of impaired assets, $37.2 million restructuring charges, and transaction costs related to the 1997 sale of Eldon of $21.3 million ($103.8 million after taxes), net income was $425.4 million in 1997. The 10.3% increase in net income, excluding the gains and charges noted above, was primarily due to strong shipments at the Company's core Office Products and Hardware and Home Furnishings businesses.

   1997 vs. 1996
   -------------

             Net sales for 1997 were $5,641.4 million, representing an increase of $407.5 million or 7.8% from $5,233.9 million in 1996. The overall increase in net sales was primarily attributable to contributions from Graco (acquired in October 1996), Rolodex (acquired in March 1997), Kirsch (acquired in May 1997) and 3% internal growth at the core businesses. The 1996 and 1997 acquisitions are described in Note 2 to the consolidated financial statements.

             Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:


      Year Ended December 31,                    1997*                   1996*                    % Change
     ------------------------------------------------------------------------------------------------------
     Household Products:
         Former Housewares Group(1)                952.2                    931.7                   2.2%
         Rubbermaid(2)                           2,247.4                  2,111.7                   6.4%
                                              -------------------------------------------------------------
                                                $3,199.6                 $3,043.4                   5.1%(3)
     Hardware and
       Home Furnishings                         $1,484.8                 $1,299.3                  14.3%(4)

     Office Products                               957.0                    891.2                   7.4%(5)
                                              -------------------------------------------------------------
                                                $5,641.4                 $5,233.9                   7.8%
                                              =============================================================
     Primary Reasons for Changes:

   (1) This was the former Housewares segment of Newell Co. prior to the merger with Rubbermaid Incorporated.

   (2)  Rubbermaid Incorporated net sales prior to the merger with Newell Co.

   (3) Graco (October 1996) acquisition and internal growth at the former Housewares Group, partially offset by weak sales performance at Rubbermaid Home Products and Little Tikes.

   (4)  2% internal growth and Kirsch (May 1997) acquisition

   (5)  6% internal growth and Rolodex (March 1997) acquisition

      * Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.


             Gross income as a percent of net sales in 1997 was 29.0% or $1,635.5 million versus 29.9% or $1,564.4 million in 1996. The decrease in gross margins was primarily due to weakness at Rubbermaid Home Products and Little Tikes and the 1997 acquisitions which had gross margins lower than the Company's average gross margins. As these acquisitions and the Rubbermaid divisions are integrated, the Company expects their gross margins to improve.

             SG&A in 1997 was 14.9% of net sales or $838.9 million versus 15.3% or $798.9 million in 1996. Excluding transaction costs of $21.3 million related to the sale of Eldon, SG&A in 1997 was 14.5% of net sales. This decrease was primarily attributable to a decrease in core business SG&A spending primarily as a result of cost savings arising from the integration of the Company's picture frame businesses. This decrease was offset partially by the 1997 acquisitions, which had higher SG&A than the Company's average SG&A as a percent of net sales. As these acquisitions are integrated, the Company expects its SG&A spending levels as a percentage of net sales to decline.

             Trade names and goodwill amortization as a percentage of net sales was less than 1.0% in both 1977 and 1996, excluding an $81.0 million write-off of an impaired asset in 1997.

             Operating income in 1997 was 11.3% of net sales or $639.7 million versus 14.0% or $735.0 million in 1996. Excluding the $81.0 million impaired asset write-off, restructuring charges of $37.2 million and reversal of transaction costs related to the 1997 sale of Eldon totaling $21.3 million, operating income in 1997 was 13.8% of net sales or $779.2 million. The slight decrease in operating margins was primarily due to weakness at Rubbermaid Home Products and Little Tikes and the 1997 acquisitions, which had average operating margins lower than the Company's average operating margins. This was offset partially by increases in operating margins at several of the company's other core businesses.

             Net nonoperating expenses in 1997 were 1.7% of net sales or $95.1 million versus 1.2% or $61.7 million in 1996. The $33.4 million increase was due primarily to a $29.5 million increase in interest expense (as a result of additional borrowings related to the 1997 acquisitions) and a $7.0 million decrease in dividend income. Dividend income decreased as a result of the conversion on October 15, 1996 by Black & Decker of 150,000 shares of privately placed Black & Decker convertible preferred stock, Series B, owned by the Company (purchased at a cost of $150.0 million) into 6.4 million shares of Black & Decker Common Stock. Prior to conversion, the preferred stock paid a 7.75% cumulative dividend, aggregating $2.9 million per quarter, before the effect of income taxes. After the conversion, the dividends paid to the Company on the shares of Black & Decker Common Stock owned by the Company totaled $0.8 million per quarter, before the effect of income taxes. For supplementary information regarding other nonoperating expenses, see Note 13 to the consolidated financial statements.

             The effective tax rate was 40.9% and 38.9% in 1997 and 1996, respectively. See Note 12 to the consolidated financial statements for an explanation of the effective tax rate.

             Net income for 1997 was $321.6 million, representing a decrease of 21.8% or $89.8 million from 411.4 million in 1996. Basic earnings per share in 1997 decreased 21.2% to $1.15 versus $1.46 in 1996; diluted earnings per share in 1997 decreased 21.9% to $1.14 versus $1.46 in 1996. Excluding a $37.2 million restructuring charge and a $81.0 million asset impairment charge and transaction costs related to the sale of Eldon of $21.3 million ($103.8 million after taxes) net income was $425.4 million, up 3.4% from 1996. The increase in net income, excluding charges, was primarily attributable to costs savings arising from the picture frame integration, profitability improvement at the Company's Levolor Home Fashions division, cost savings as a result of the Kirsh integration into the Newell Window Furnishings division and increased operating margins at several of the other core businesses. These increases were offset partially by weakness at Rubbermaid Home Products and Little Tikes.

   LIQUIDITY AND CAPITAL RESOURCES

   Sources
   -------

             The Company's primary sources of liquidity and capital resources include cash provided from operations and use of available borrowing facilities.

             Cash provided by operating activities in 1998 was $477.4 million, representing a decrease of $155.7 million from $633.1 million for 1997. This decrease was primarily due to an increase in payments related to liabilities at acquired businesses.

             On March 3, 1998, the Company received $378.3 million (before the payment of taxes on the net gain) from the sale of 7,862,300 shares of Black & Decker common stock. The proceeds from the sale were used to pay down commercial paper.

             In April of 1998, the Company received $51.3 million (before the payment of taxes on the net gain) from the sale of Decora Industries, Inc. In the third quarter of 1998, the Company received $199.0 million (before the payment of taxes on the net gains) from the sales of Stuart Hall and Newell Plastics. The proceeds from the divestitures were used to pay down commercial paper.

             The Company has short-term foreign and domestic uncommitted lines of credit (notes payable) with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's uncommitted lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's uncommitted lines of credit at December 31, 1998 totaled $94.6 million.

             During 1997, the Company amended its revolving credit agreement to increase the aggregate borrowing limit to $1.3 billion.
   The revolving credit agreement will terminate in August 2002. At December 31, 1998, there were no borrowings under the revolving credit agreement.

             In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1.3 billion of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At
   December 31, 1998, the Company had $125.0 million (principal amount) of commercial paper outstanding under this agreement.

              The Company entered into a committed credit facility agreement in January of 1996, under which the Company can issue up to $500 million of commercial paper. This facility is subject to normal banking terms and conditions and expires in January of 2001. At December 31, 1998, $375.2 million (principal amount) of commerical paper was outstanding under this agreement.

             The Company has a universal shelf registration statement on file for the issuance of up to $500.0 million of debt and equity securities from time to time. The Company issued during 1998 and had outstanding as of December 31, 1998 a total of $470.5 million of Medium-term notes under this program. The maturities on these notes range from five to thirty years at an average interest rate of 6.0%.

             At December 31, 1998, the Company had outstanding $263.0 million (principal amount) of Medium-term notes issued under a previous shelf registration statement with maturities ranging from five to ten years at an average interest rate of 6.3%.

             At December 31, 1998, the Company had outstanding $150.0 million (principal amount) of Medium-term notes issued under a previous shelf registration statement with a maturity of November 2006 at an average interest rate of 6.6%.

   Uses
   ----

             The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

             In 1998, the Company acquired Curver, Swish, Century,
   Panex, Gardinia and Rotring and made other minor acquisitions for cash purchase prices totaling $603.2 million. In 1997, the Company acquired Rolodex and Kirsch and made other minor acquisitions for cash purchase prices totaling $514.3 million. In 1996, the Company acquired Holson Burnes and Graco Childrens Products Inc. and completed other minor acquisitions for consideration that included cash of $360.6 million.
   All of these acquisitions were accounted for as purchases and were paid for with proceeds obtained from the issuance of commercial paper, medium-term notes and notes payable under the Company's lines of credit.

             Capital expenditures were $318.7 million, $249.0 million and $268.0 million in 1998, 1997 and 1996, respectively. The increase in 1998 was primarily due to the replacement of glass manufacturing tanks at the Newell Europe and Anchor Hocking divisions.

             Aggregate dividends paid during 1998, 1997 and 1996 were $212.5 million, $193.2 million and $174.9 million, respectively.

             Retained earnings increased in 1998, 1997 and 1996 by $269.3 million, $128.4 million and $92.3 million, respectively. The higher increase in 1998 versus the increase in 1997 was primarily due to a pre-tax gain of $191.5 million ($116.8 million after taxes) on the sale of the Black & Decker common stock. The average dividend payout ratio to common stockholders in 1998, 1997 and 1996 was 45%, 61% and 43%, respectively (represents the percentage of diluted earnings per share paid in cash to stockholders).

             Working capital at December 31, 1998 was $1,278.8 million compared to $1,006.6 million at December 31, 1997 and $953.9 million at December 31, 1996. The current ratio at December 31, 1998 was 2.09:1 compared to 1.81:1 at December 31, 1997 and 1.91:1 at December 31, 1996.

             Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust and stockholders' equity) was .30:1 at December 31, 1998, .26:1 at December 31, 1997 and .34:1 at December 31, 1996.

             The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing.

   LEGAL AND ENVIRONMENTAL MATTERS

             The Company is subject to certain legal proceedings and claims, including various environmental matters, that have arisen in the ordinary conduct of its business. Such matters are more fully described in Note 15 to the Company's consolidated financial statements. The Company does not expect any amount it may be required to pay in excess of amounts reserved will have a material effect on its consolidated financial statements.


   YEAR 2000 COMPUTER COMPLIANCE

   State of Readiness
   ------------------

             Any computer equipment that uses two digits instead of four to specify the year will be unable to interpret dates beyond the year 1999. This "Year 2000" issue could result in system failures or miscalculations causing disruptions of operations.

             In order to address Year 2000 compliance issues, the Company has initiated a comprehensive project designed to minimize or eliminate these kinds of operational disruptions in its information technology ("IT") systems, as well as its non-IT systems (e.g., HVAC systems and building security systems). The project consists of six phases: company recognition, inventory of systems, impact analysis, planning, fixing and testing.

             As of December 31, 1998 the Company's project was approximately 60% complete with all phases for its IT systems and 80% complete for its non-IT systems in the United States and Canada. The Company anticipates that all phases will be completed for all IT and non-IT systems in the United States and Canada by November 30, 1999. With respect to International IT systems, approximately 75% of the Company's business systems are currently compliant and approximately 25% are in the process of being fixed and tested. With respect to International non-IT systems, approximately 80% of the Company's non-IT systems are currently complaint and 20% are in the process of being fixed and texted. The Company anticipates that all phases will be completed for all foreign IT and non-IT systems by November 30, 1999.

             As part of its Year 2000 project, the Company has initiated communications with all of its key vendors and services suppliers (including raw material and utility providers) to assess their state of Year 2000 readiness. Most of its key vendors and service suppliers have responded in writing to the Company's Year 2000 readiness inquiries and have said they will be Year 2000 compliant. The Company plans to continue assessment of its third party business partners, including face-to-face meetings with management and/or onsite visits as deemed appropriate. The Company is prepared in cases where its main vendor or service provider cannot continue with its business due to Year 2000 problems to use alternate vendors as sources for required materials.

   Despite the Company's efforts, there can be no guarantee that the systems of other companies which the Company relies upon to conduct its day-to-day business will be compliant.

   Costs
   -----

             The Company estimates that it will incur total expenses of $14 million to $16 million in conjunction with the Year 2000 compliance project. As of December 31, 1998, the Company had spent $14 million in conjunction with this project. The majority of these expenditures were capitalized since they were associated with purchased software that would have been replaced in the normal course of business.

   Risks
   -----

             With respect to the risks associated with its IT and non-IT systems, the Company believes that the most likely worst case scenario is that the Company may experience minor system malfunctions and errors in the early days and weeks of 2000 that were not detected during its fixing and testing efforts. The Company also believes that these problems will not have a material effect on the Company's financial condition or results of operations.

             With respect to the risks associated with third parties, the Company believes that the most likely worst case scenario is that some of the Company's vendors will not be compliant and will have difficulty filling orders and delivering goods. Management also believes that the number of such vendors will have been minimized by the Company's program of identifying non-compliant vendors and replacing or jointly developing alternative supply or delivery solutions prior to 2000. Due to the diversity of its product lines, the Company does not have material sensitivity to any one vendor or service supplier.

             The Company has limited the scope of its risk assessment to those factors upon which it can reasonably be expected to have an influence. For example, the Company has made the assumption that government agencies, utility companies and telecommunications providers will continue to operate. Obviously, the lack of such services could have a material effect on the Company's ability to operate, but the Company has little if any ability to influence such an outcome, or to reasonably make alternative arrangements in advance for such services in the event they are unavailable. Newell Rubbermaid Products are not dependent on dates and therefore are not affected by the transition to the Year 2000.

   Contingency Plans
   -----------------

             In the United States, the Company has all of its major business systems running on a centralized system for all of its operating divisions. Although extensive testing has been completed for these systems, the following contingency plan has been adopted for Year 2000 issues that may occur on January 1, 2000 and thereafter:

             - A triage team has been assembled which has the authority and financial capabilities to rectify all systems problems that may occur.

             - The team consists of Corporate officers and managers from every support function.

             - The team has access to vendor support hotlines and internal staffs.

             - Once a problem has been identified and course of action determined, staff will be assigned to provide around-the-clock corrective actions until the problem is resolved.


   INTERNATIONAL OPERATIONS
   ------------------------

             The Company's non-U.S. business is growing at a faster pace than its business in the United States. This growth outside the U.S.
   has been fueled by recent international acquisitions, which supplemented the Company's existing Canadian businesses and Newell International, the Company's subsidiary responsible for the majority of exports of the Company's products. For the year ended December 31, 1998, the Company's non-U.S. business accounted for approximately 22% of sales and 14% of operating income, excluding restructuring costs (see note 14 to the consolidated financial statements). Growth of both the U.S. and the non-U.S. businesses is shown below:


     Year Ended December 31,             1998            1997       % Change
     -------------------------------------------------------------------------
     (in millions)

     Net Sales:
                U.S.                   $4,825.4         $4,769.5         1.2%
                Non-U.S.                1,358.3            871.9        55.8%
                                       -----------------------------
     Total                             $6,183.7         $5,641.4         9.6%
                                      ==============================

     Operating income:
               U.S.                    $  697.7         $  579.2        20.5%
               Non-U.S.                    97.8             97.7         0.1%
               Restructuring Costs       (115.2)           (37.2)
                                      -----------------------------
     Total                             $  680.3         $  639.7         6.3%
                                      =============================



     Year Ended December 31,              1997           1996       % Change
     -------------------------------------------------------------------------
     (in millions)

     Net Sales:
                U.S.                   $4,769.5         $4,509.2         5.8%
                Non-U.S.                  871.9            724.7        20.3%
                                      ----------------------------
     Total                             $5,641.4         $5,233.9         7.8%
                                      ============================

     Operating income:
                U.S.                   $  579.2         $  653.9       (11.4)%
                Non-U.S.                   97.7             81.1        20.5%
                Restructuring Costs       (37.2)               -
                                      -----------------------------
     Total                             $  639.7         $  735.0       (13.0)%
                                      =============================



   MARKET RISK

             The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates, and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

             The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate exposure was reduced significantly in 1997 from the issuance of $500 million 5.25% Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, the proceeds of which reduced commercial paper. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions. For qualifying hedges, the interest differential of swaps is included in interest expense.

             The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third-party commercial transaction exposures of one year duration or less. The Company focuses on natural hedging techniques of the following form: 1) offsetting or netting of like foreign currency cash flows, 2) structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk, 3) converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and 4) avoidance of risk by denominating contracts in the appropriate functional currency. In addition, the Company utilizes forward contracts and purchased options to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany transactions are marked to market with the corresponding gains or losses included in the consolidated statements of income.

             Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

             The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below have no impact on results of operations or financial condition as they represent economic not financial losses.


                                                        Time          Confidence
                                       Amount           Period           Level
     -------------------------------------------------------------------------
     (In millions)

     Interest rates                    $9.5             1 day            95%
     Foreign exchange                  $2.5             1 day            95%


               The 95% confidence interval signifies the Company's degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company's favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

   EURO CURRENCY CONVERSION

             On January 1, 1999, the "Euro" became the common legal currency for 11 of the 15 member countries of the European Union. On that date, the participating countries fixed conversion rates between their exiting sovereign currencies ("legacy currencies") and the Euro. On January 4, 1999, the Euro began trading on currency exchanges and became available for non-cash transactions, if the parties elect to use it. The legacy currencies will remain legal tender through December 31, 2001. Beginning January 1, 2002, participating countries will introduce Euro-denominated bills and coins, and effective July 1, 2002, legacy currencies will no longer be legal tender.

             After the dual currency phase, all businesses in participating countries must conduct all transactions in the Euro and must convert their financial records and reports to be Euro-based. The Company has commenced an internal analysis of the Euro conversion process to prepare its information technology systems for the conversion and analyze related risks and issues, such as the benefit of the decreased exchange rate risk in cross-border transactions involving participating countries and the impact of increased price transparency on cross-border competition in these countries.

             The Company believes that the Euro conversion process will not have a material impact on the Company's businesses or financial condition on a consolidated basis.

   FORWARD LOOKING STATEMENTS

             Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, Euro conversion plans and related risks, Year 2000 plans and related risks, pending legal proceeding and claims (including environmental matters), future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this Report, the documents incorporated by reference herein and Exhibit 99.3 to the Company's Current Report on Form 8-K dated June 30, 1999.

   Item 7A. Quantitative and Qualitative Disclosures About Market Risk
            ----------------------------------------------------------

        The information required by this item is incorporated herein by reference to the section entitled "Market Risk" in the Company's Management's Discussion and Analysis of Results of Operations and Financial Condition (Item 7).

   Item 8.   Financial Statements and Supplementary Data
             -------------------------------------------

                  Report of Independent Public Accountants
                  ----------------------------------------

   To the Stockholders of Newell Rubbermaid Inc.:

             We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998. We did not audit the financial statements of Rubbermaid Incorporated, a company acquired on March 24, 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of Newell Rubbermaid Inc. and reflect total assets and total revenues of 34 percent and 40 percent, respectively, in 1998; 33 percent and 41 percent in 1997; and 41 percent and 43 percent in 1996, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Rubbermaid Incorporated, is based solely upon the report of the other auditors. These consolidated financial statements and the schedule referred to below are the responsibility of Newell Rubbermaid Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

             In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 1998, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

             Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Part IV Item 14(a)(2) of Exhibit 99.1 of this Form 8-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                      Arthur Andersen LLP
   Milwaukee, Wisconsin

   March 24, 1999

                                           CONSOLIDATED STATEMENTS OF INCOME
     ----------------------------------------------------------------------------------------------

     Year Ended December 31,                              1998*          1997*           1996*
     ----------------------------------------------------------------------------------------------
     (In thousands, except per share data)
     Net sales                                       $6,183,674        $5,641,441      $5,233,930
     Cost of products sold                            4,360,860         4,005,958       3,669,559
                                                    -----------------------------------------------
        Gross Income                                  1,822,814         1,635,483       1,564,371
     Selling, general and administrative expenses       967,916           838,877         798,877
     Restructuring Costs                                115,154            37,200            -
     Trade names and goodwill amortization and other     59,405           119,743          30,487
                                                    ----------------------------------------------
        Operating Income                                680,339           639,663         735,007
     Non-operating (income) expenses:
        Interest expense                                100,514           114,357          84,822
        Other, net                                     (237,148)          (19,284)        (23,127)
                                                    -----------------------------------------------
        Net                                            (136,634)           95,073          61,695
                                                    -----------------------------------------------
        Income Before Income Taxes                      816,973           544,590         673,312
     Income taxes                                       335,139           222,973         261,872
                                                    -----------------------------------------------
        Net Income                                     $481,834          $321,617        $411,440
                                                    ===============================================
     Earnings per share
        Basic                                             $1.72             $1.15           $1.46
        Diluted                                           $1.70             $1.14           $1.46
     Weighted average shares outstanding
        Basic                                           280,731           280,300         280,894
        Diluted                                         291,883           281,653         281,482


   * Restated for the merger with Rubbermaid Incorporated on March 24, 1999, which was accounted for as a pooling of interests.

   See notes to consolidated financial statements.


                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
     ----------------------------------------------------------------------------------------------------

     Year Ended December 31,                            1998*             1997*            1996*
     ----------------------------------------------------------------------------------------------------
    (In thousands)

     Operating Activities
     Net income                                       $ 481,834          $ 321,617      $ 411,440
     Adjustments to reconcile net income to
        Net cash provided by operating activities:
        Depreciation and amortization                   263,804           247,827         227,191
        Deferred income taxes                            81,734            68,482          93,249
        Net gains on:
          Marketable equity securities                 (116,800)           (1,723)              -
          Sales of businesses                           (24,529)                -               -
        Write-off of assets                               4,288            83,365           1,338
        Non-cash restructuring charges                   45,800            16,000               -
        Other                                            24,075            27,597           6,809
     Changes in current accounts, excluding
        the effects of acquisitions:
        Accounts receivable                              39,619            44,250           3,122
        Inventories                                     (37,142)            2,388          19,130
        Other current assets                            (29,906)          (30,444)        (17,937)
        Accounts payable                                (72,020)           (8,249)        (12,071)
        Accrued liabilities and other                  (183,367)         (137,989)        (51,010)
                                                   ------------------------------------------------
        Net Cash Provided By Operating
          Activities                                     477,390          633,121         681,261

     Investing Activities
     Acquisitions, net                                 (654,591)         (467,473)       (376,260)
     Expenditures for property, plant and equipment    (318,731)         (249,042)       (267,994)
     Purchase of marketable equity securities           (26,056)                -          (3,513)
     Sale of businesses, net of taxes paid              224,487                 -               -
     Sale of marketable securities, net of taxes paid   303,869             6,389               -
     Disposals of non-current assets and other            9,773             6,921           2,184
                                                   ----------------------------------------------
        Net Cash Used in Investing Activities          (461,249)         (703,205)       (645,583)

     Financing Activities
     Proceeds from issuance of debt                     676,759           158,518         437,490
     Proceeds from the issuance of company-obligated
        mandatorily redeemable convertible preferred
        securities of a subsidiary trust                      -           500,000               -
     Proceeds from exercised stock options and other      4,089             6,202           7,333
     Payments on notes payable and long-term debt      (546,603)         (277,870)       (200,181)
     Redemption of stock                                      -            (3,177)       (185,541)
     Cash dividends                                    (212,486)         (193,220)       (174,916)
                                                   ----------------------------------------------
        Net Cash Provided by (Used in)
        Financing Activities                            (78,241)          190,453        (115,815)
                                                   ----------------------------------------------
     Exchange rate effect on cash                        (1,477)           (2,200)            338
        Increase (decrease) in cash and cash            (63,577)          118,169         (79,799)
          equivalents
     Cash and cash equivalents at beginning of year     150,131            31,962          111,761



                                                   ------------------------------------------------
             Cash and Cash Equivalents at
                 End of Year                           $ 86,554         $ 150,131       $  31,962
                                                   ================================================
     Supplemental cash flow disclosures -
        Cash paid during the year for:
             Income taxes                              $280,902         $ 198,102      $  176,154
             Interest                                   103,831           102,677          74,756

   * Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.

   See notes to consolidated financial statements.


                                          CONSOLIDATED BALANCE SHEETS
     ---------------------------------------------------------------------------------------------------------

     December 31,                                        1998*             1997*          1996*
     ---------------------------------------------------------------------------------------------------------
     (In thousands)

     Assets
      Current Assets
        Cash and cash equivalents                   $    86,554         $ 150,131      $   31,962
        Accounts receivable, net                      1,078,530           935,657         921,080
        Inventories, net                              1,033,488           902,978         801,255
        Deferred income taxes                           108,192           157,132         169,915
        Prepaid expenses and other                      143,885           103,181          80,972
                                                    ------------------------------------------------
             Total Current Assets                     2,450,649         2,249,079       2,005,184

     Marketable Equity Securities                        19,317           307,121         240,789
     Other Long-Term Investments                         57,967            51,020          58,703
     Other Assets                                       267,073           240,573         214,542
     Property, Plant and Equipment, Net               1,627,090         1,410,522       1,289,794
     Trade Names and Goodwill, Net                    1,867,059         1,516,933       1,303,398
                                                     ------------------------------------------------
             Total Assets                           $ 6,289,155       $ 5,775,248      $5,112,410
                                                     ================================================
     Liabilities and Stockholders'
       Equity
     Current Liabilities
        Notes payable                               $    94,634       $   226,642      $  116,331
        Accounts payable                                322,080           299,351         268,676
        Accrued compensation                            110,471           107,767          98,620
        Other accrued liabilities                       610,618           524,658         491,529
        Income taxes                                     26,744            52,478          37,914
        Current portion of long-term debt                 7,334            31,559          38,224
                                                     --------------------------------------------------
             Total Current Liabilities                1,171,881         1,242,455       1,051,294

     Long-Term Debt                                   1,393,865           989,694       1,197,486
     Other Non-Current Liabilities                      374,293           332,278         281,916
     Deferred Income Taxes                                4,527            41,052          67,992
     Minority Interest                                      857             8,352               -
     Company-Obligated Mandatorily Redeemable Convertible
        Preferred Securities of a Subsidiary Trust      500,000           500,000               -

     Stockholders' Equity
        Common Stock - authorized shares,
             800.0 million at $1 par value;             281,747           281,338         280,973
             Outstanding shares:
             1998 - 281.7 million
             1997 - 281.3 million
             1996 - 281.0 million
        Additional paid-in capital                      183,102           164,842         161,855
        Retained earnings                             2,465,064         2,195,716       2,067,319




        Accumulated other comprehensive income          (86,181)           19,521           3,575
                                                    ---------------------------------------------------
             Total Stockholders' Equity               2,843,732         2,661,417       2,513,722
                                                    ---------------------------------------------------
             Total Liabilities and Stockholders'    $ 6,289,155        $5,775,248      $5,112,410
               Equity
                                                    ===================================================

   * Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.

   See notes to consolidated financial statements.



                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
     ------------------------------------------------------------------------------------------------------------

                                                                                                Accumulated      Current
                                                                                                   Other          Year
                                                                 Additional                       Compre-       Compre-
                                                  Common           Paid-In         Retained       hensive       hensive
                                                   Stock          Capital(1)        Earnings       Income        Income
     -------------------------------------------------------------------------------------------------------------------------
     (In thousands, except per share data)

     Balance at December 31, 1995*               $284,856        $187,605        $1,975,004        ($10,507)

     Net Income                                                                  $  411,440                     $  411,440
     Other comprehensive income:
        Unrealized gain on securities
             available for sale, net of
             tax of $13.2 million                                                                    20,683         20,683
        Foreign currency translation adjustments                                                     (6,601)        (6,601)
                                                                                                                 -----------
                Total comprehensive income                                                                       $ 425,522
                                                                                                                 ===========
     Cash dividends: $0.63 per share                                                (174,916)
     Common stock repurchased                                    (185,482)
     Common stock cancelled                        (4,128)        148,337           (144,209)
     Exercise of stock options                        245          11,454
     Other                                                            (59)
                                             -----------------------------------------------------------------
     Balance at December 31, 1996*                  280,973        161,855         2,067,319           3,575


     Net income                                                                      321,617                       321,617
     Other comprehensive income:
        Unrealized gain on securities
             available for sale, net of
             tax of $29.2 million                                                                     42,244        42,244
        Foreign currency translation adjustments                                                     (26,298)      (26,298)
                                                                                                                 -----------
             Total comprehensive income                                                                           $337,563
                                                                                                                 ===========
     Cash dividends: $0.70 per share                                                (193,220)
     Common stock repurchased                                        (2,575)
     Exercise of stock options                          365           6,164
     Other                                                             (602)
                                             ----------------------------------------------------------------
     Balance at December 31, 1997*                  281,338         164,842         2,195,716          19,521


     Net income                                                                       481,834                     $481,834
     Other comprehensive income:
        Unrealized gain on securities
             available for sale, net of
             tax of $23.5 million                                                                      33,850       33,850
        Reclassification adjustment for gains realized
             in net income, net of tax of $74.7 million                                              (116,800)    (116,800)





     Foreign currency translation adjustments                                                         (22,752)     (22,752)
                                                                                                                  ---------
             Total comprehensive income                                                                           $376,132
                                                                                                                  =========
     Cash dividends: $0.76 per share                                                    (212,486)
     Exercise of stock options                          409          22,890
     Other                                                           (4,630)
                                                 -----------------------------------------------------------
     Balance at December 31, 1998*                 $281,747        $183,102        $2,465,064     $ (86,181)
                                                =============================================================

   (1) Net of treasury stock (at cost) of $21,607, $34,667 and $32,982 as of December 31, 1998, 1997 and 1996, respectively.

   * Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.

   See notes to consolidated financial statements.


   NOTE 1

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1998, 1997 AND
   1996

   SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Newell Rubbermaid Inc. and its majority owned subsidiaries after elimination of intercompany accounts and transactions.

        On March 24, 1999, Newell Co. ("Newell") completed a merger with Rubbermaid Incorporated ("Rubbermaid") in which Rubbermaid became a wholly-owned subsidiary of Newell. Simultaneously with the consummation of the merger, Newell changed its name to Newell Rubbermaid Inc. (the "Company"). The merger was accounted for as a pooling of interests and the financial statements have been restated to retroactively combine Rubbermaid's financial statements with those of Newell as if the merger had occurred at the beginning of the earliest period presented.

        USE OF ESTIMATES: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures.

        REVENUE RECOGNITION: Sales of merchandise are recognized upon shipment to customers.

        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        LONG-TERM DEBT: The fair value of the Company's long-term debt issued under the Medium-term note program is estimated based on quoted market prices which approximate cost. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

        COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST: The fair value of the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust was $527.5 million at December 31, 1998 based on quoted market prices.

        ALLOWANCES FOR DOUBTFUL ACCOUNTS: Allowances for doubtful accounts at December 31 totaled $34.2 million in 1998, $30.1 million in 1997 and $25.9 million in 1996.

        INVENTORIES: Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 72%, 81% and 84% of total inventories at December 31, 1998, 1997 and 1996, respectively) was determined by the "last-in, first-out" ("LIFO") method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $14.2 million, $44.5 million and $58.3 million at December 31, 1998, 1997 and 1996, respectively.

        The components of inventories, net of LIFO reserve, were as follows:

       DECEMBER 31,                          1998             1997                1996
       -------------------------------------------------------------------------------------
       (IN MILLIONS)
       Materials and supplies               $223.8           $202.2              $203.6
       Work in process                       137.2            117.7               101.7
       Finished products                     672.5            583.1               495.9
                                             -----           ------              ------
                                          $1,033.5           $903.0              $801.3
                                           =======           ======              ======

        Inventory reserves at December 31 totaled $113.8 million in 1998, $119.2 million in 1997 and $113.5 million in 1996.

        OTHER LONG-TERM INVESTMENTS: The Company has a 49% ownership interest in American Tool Companies, Inc., manufacturer of hand tools and power tool accessory products marketed primarily under the Vise-Grip trademark and Irwin trademarks. This investment is accounted for under the equity method with a net investment of $58.0 million at December 31, 1998.

        LONG-TERM MARKETABLE EQUITY SECURITIES: Long-term Marketable Equity Securities classified as available for sale are carried at fair value with adjustments to fair value reported separately, net of tax, as a component of stockholders' equity (and excluded from earnings). Gains and losses on the sales of Long-term Marketable Equity Securities are based upon the average cost of securities sold. On March 8, 1998, the Company sold 7,862,300 shares it held in The Black & Decker Corporation. The Black & Decker transaction resulted in net proceeds of approximately $378.3 million and a net pre-tax gain, after fees and expenses, of approximately $191.5 million. Long-term Marketable Equity Securities are summarized as follows:


       DECEMBER 31,                                   1998              1997                1996
       ------------------------------------------------------------------------------------------
       (IN MILLIONS)
       Aggregate market value                        $19.3             $307.1              $240.8
       Aggregate cost                                 26.0              176.8               180.3
                                                     -----              -----               -----
       Unrealized gain(loss)                         $(6.7)            $130.3               $60.5
                                                     =====              =====               =====

        PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment consisted of the following:


       DECEMBER 31,                                      1998                1997             1996
       ---------------------------------------------------------------------------------------------
       (IN MILLIONS)
       Land                                             $  78.4           $  63.8            $  55.1
       Buildings and
         improvements                                     705.6             578.4              533.7
       Machinery and
         equipment                                      2,166.9           1,873.1            1,696.5
                                                        -------           -------            -------
                                                        2,950.9           2,515.3            2,285.3
       Allowance for
        depreciation                                   (1,323.8)         (1,104.8)            (995.5)
                                                       ---------         ---------          --------
                                                        $1,627.1         $1,410.5           $1,289.8
                                                        ========         ========           ========

        Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. The components of depreciation are provided by annual charges to income calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Estimated useful lives determined by the Company are: buildings and improvements (5-40 years), machinery and equipment (2-15 years).

        TRADE NAMES AND GOODWILL: The cost of trade names and goodwill represent the excess of cost over identifiable net assets of businesses acquired. The Company does not allocate such excess cost to trade names separate from goodwill. In addition, the Company may allocate excess cost to other identifiable intangible assets and record such intangible assets in Other Assets (long-term).

        Trade names and goodwill are amortized over 40 years and other identifiable intangible assets are amortized over 5 to 40 years. Trade names and goodwill and other identifiable intangible assets consisted of the following:


    DECEMBER 31,                                       1998             1997             1996
     ---------------------------------------------------------------------------------------------
     (IN MILLIONS)
     Trade Names and Goodwill:
     Cost                                            $2,068.7          $1,669.3         $1,438.6
     Accumulated amortization                          (201.6)           (152.4)          (135.2)
                                                     --------           --------         -------
           Net Trade Names
           and Goodwill                              $1,867.1           $1,516.9        $1,303.4
                                                     ========           ========         ========

       DECEMBER 31,
       ------------
       (IN MILLIONS)

       Other identifiable intangible assets:
       Cost                                           $ 131.2            $ 118.6         $ 146.8
       Accumulated amortization                         (37.6)             (37.9)          (31.6)
          Net other identifiable                       ------            -------          -------
          intangible assets
          recorded in Other Assets                    $  93.6            $  80.7         $ 115.2
                                                       =======            =======         =======

        Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, the Company would use an estimate of the relevant business' undiscounted net cash flow over the remaining life of the goodwill in measuring whether the goodwill is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

        ACCRUED LIABILITIES: Accrued Liabilities included the following:


   DECEMBER 31,                                       1998             1997             1996
     ---------------------------------------------------------------------------------------------
     (IN MILLIONS)
       Customer accruals                                 $165.4         $167.6         $139.3
       Accrued self-insurance
        liability                                          49.8           48.5           52.0


   Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily for workers' compensation and is estimated based upon historical claim experience.

        FOREIGN CURRENCY TRANSLATION: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of stockholders' equity. International subsidiaries operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other non-operating (income) expenses. Foreign currency transaction gains and losses were immaterial in 1998, 1997 and 1996.

        ADVERTISING COSTS: The Company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total advertising expense was $281.5 million, $239.1 million and $232.2 million for 1998, 1997 and 1996, respectively. Cooperative advertising is recorded in the financial statements as a reduction of sales because it is viewed as part of the negotiated price of its products. All other advertising costs are charged to selling, general and administrative expenses.

        RESEARCH AND DEVELOPMENT COSTS: Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $32.3 million, $30.5 million and $31.9 million in fiscal 1998, 1997 and 1996, respectively.

        EARNINGS PER SHARE: The earnings per share amounts are computed based on the weighted average monthly number of shares outstanding during the year. "Basic" earnings per share is calculated by dividing net income by weighted average shares outstanding. "Diluted" earnings per share is calculated by dividing net income by weighted average shares outstanding, including the assumption of the exercise and/or conversion of all potentially dilutive securities ("in the money" stock options and company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust). Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." As a result, the Company's reported earnings per share for 1996 was restated.

        A reconciliation of the difference between basic and diluted earnings per share for the years ended 1998, 1997 and 1996 is shown below (in millions, except per share data):

                                          "In the      Convertible
                               Basic       Money"       Preferred     Diluted
        Year Ended            Method    Stock Options   Securities    Method
     -----------------------------------------------------------------------------------
     DECEMBER 31, 1998:
     Net income               $481.8         -             $15.7        $497.5
     Weighted average
       shares outstanding      280.7        1.3              9.9         291.9
     Earnings per share         $1.72        -                -           $1.70

     December 31, 1997:
     Net income               $321.6         -              $0.8        $322.4
     Weighted average
       shares outstanding      280.3        0.9              0.5         281.7
     Earnings per share         $1.15        -                -           $1.14

     December 31, 1996:
     Net income               $411.4         -                -         $411.4
     Weighted average
       shares outstanding      280.9        0.6               -          281.5
     Earnings per share         $1.46        -                -           $1.46


        COMPREHENSIVE INCOME: In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130), which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to report Comprehensive Income and Accumulated Other Comprehensive Income, which encompasses net income, net unrealized gains (losses) on securities available for sale and foreign currency translation adjustments, in the Consolidated Statements of Stockholders' Equity and Comprehensive Income. Prior years have been restated to conform to the SFAS No. 130 requirements.

        The following table displays the components of Accumulated Other Comprehensive Income:

                                      Net                         Accumulated
                                  Unrealized         Foreign         Other
                                Gains/(Losses)      Currency    Comprehensive
                                  on Securities     Translation      Income
     ---------------------------------------------------------------------------------
     (IN MILLIONS)
     Balance at Dec. 31, 1995       $15.9             $(26.4)        $(10.5)
     Current year change             20.7               (6.6)          14.1
                                     ---------------------------------------

     Balance at Dec. 31, 1996        36.6              (33.0)           3.6
     Current year change             42.2              (26.3)          15.9
                                     ---------------------------------------

     Balance at Dec. 31, 1997        78.8              (59.3)          19.5
     Current year change            (82.9)             (22.8)        (105.7)
                                    ----------------------------------------

     Balance at Dec. 31, 1998       $(4.1)            $(82.1)        $(86.2)
                                    ======            =======        =======

        NEW ACCOUNTING PRONOUNCEMENTS: Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an
   Enterprise and Related Information (SFAS No. 131)." See Note 14 to the consolidated financial statements.

        Effective December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS No. 132)." See Note 9 to the consolidated financial statements.

        Effective January 1, 2000, the Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Management believes that the adoption of this statement will not be material to the consolidated financial statements.

        RECLASSIFICATIONS: Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation. In particular, the Company began reclassifying the amortization of trade names and goodwill from non-operating expenses to operating expenses in the first quarter of 1998. This change required a restatement for all periods presented.

   NOTE 2
   ACQUISITIONS, MERGERS AND DIVESTITURES OF BUSINESSES

   Acquisitions:

   1996 AND 1997

        On January 19, 1996, the Company acquired The Holson Burnes Group, Inc. ("Holson Burnes"), a manufacturer and marketer of photo albums and picture frames. Holson Burnes was combined with Intercraft, creating the Intercraft/Burnes division. During October 1996, the Company acquired Graco Children's Products Inc. ("Graco"), a leading manufacturer of strollers and other children's products.
   Graco operates as a separate U.S. division.

        On March 5, 1997, the Company purchased Insilco Corporation's Rolodex business unit ("Rolodex"), a marketer of office products including card files, personal organizers and paper punches. Rolodex was integrated into the Company's Newell Office Products division. On May 30, 1997, the Company acquired Cooper Industries Incorporated's Kirsch business ("Kirsch"), a manufacturer and distributor of drapery hardware and custom window coverings in the United States and international markets. The Kirsch North American operations were combined with the Newell Window Furnishings division. The European operations of Kirsch exist as a separate division called Newell Window Fashions Europe.

        For these and other minor acquisitions, the Company paid $874.9 million in cash and assumed $148.6 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisitions. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $701.6 million.

   1998

        On January 21, 1998, the Company acquired Curver Consumer Products ("Curver"). Curver is a manufacturer and marketer of plastic housewares in Europe. Curver operates as part of Rubbermaid
   Europe. On March 27, 1998, the Company acquired Swish Track and Pole ("Swish") from Newmond Group PLC. Swish is a manufacturer and marketer of decorative and functional window furnishings in Europe and operates as part of Newell Window Fashions Europe. On May 19, 1998, the Company acquired certain assets of Century Products ("Century"). Century is a manufacturer and marketer of infant products such as car seats, strollers and infant carriers and operates as part of the Graco/Century division. On June 30, 1998, the Company purchased Panex S.A. Industria e Comercio ("Panex"), a manufacturer and marketer of aluminum cookware products based in Brazil. Panex operates as part of the Mirro division. On August 31, 1998, the Company purchased the Gardinia Group ("Gardinia"), a manufacturer and supplier of window treatments based in Germany. Gardinia operates as part of Newell Window Fashions Europe. On September 30, 1998, the Company purchased the rotring Group ("Rotring"), a manufacturer and supplier of writing instruments, drawing instruments, art materials and color cosmetic products based in Germany. The writing and drawing instruments piece of Rotring operates as part of the Company's Sanford International division. The art materials piece of Rotring operates as part of the Company's Sanford North America division. The color cosmetic products piece of Rotring operates as a separate U.S. division called Cosmolab.

        For these and other minor acquisitions, the Company paid $603.2 million in cash and assumed $118.1 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisitions. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $412.4 million.

        The Company began to formulate an integration plan for these acquisitions as of their respective acquisition dates. No integration liabilities have been included in the allocation of purchase price as of December 31, 1998. Such costs will be accrued upon finalization of each acquisition's integration plan. The Company's finalized integration plan will include exit costs for certain plants and product lines and employee terminations associated with the integration of Century into Graco, Panex into Mirro, Curver into Rubbermaid Europe, Swish and Gardinia into Newell Window Fashions
   Europe and Rotring into Sanford International and Sanford North America. The final adjustments to the purchase price allocations are not expected to be material to the consolidated financial statements.

        The unaudited consolidated results of operations for the years ended December 31, 1998 and 1997 on a pro forma basis, as though the Rolodex, Kirsch, Curver, Swish, Century, Panex, Gardinia and Rotring businesses had been acquired January 1, 1997, are as follows:

   YEAR ENDED DECEMBER 31,                      1998           1997
   ----------------------------------------------------------------------
   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
   Net sales                                   $6,613.0     $6,760.1
   Net income                                     475.1        307.5
   Basic earnings per share                        $1.69        $1.10

   Mergers:

        On May 7, 1998, a subsidiary of the Company merged with Calphalon Corporation ("Calphalon"), a manufacturer and marketer of gourmet cookware. The Company issued approximately 3.1 million shares of common stock for all of the common stock of Calphalon. This transaction was accounted for as a pooling of interests; therefore, prior financial statements were restated to reflect this merger. Calphalon now operates as its own division.

        On March 24, 1999, the Company completed the Rubbermaid merger.
   The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Newell issued .7883 Newell Rubbermaid shares for each outstanding share of Rubbermaid common stock. A total of 119.0 million shares (after adjustment for fractional and dissenting shares) of the Company's common stock were issued as a result of the merger, and Rubbermaid's outstanding stock options were coverted into options to purchase approximately 2.5 million Newell Rubbermaid common shares.

        No adjustments were made to the net assets of the combining companies to adopt conforming accounting practices or fiscal years other than adjustments to eliminate the accounting effects related to Newell's purchase of former Rubbermaid operating division (Eldon) in 1997. Because the Newell Rubbermaid merger was accounted for as a pooling of interests, the accounting effects of Newell's purchase of Eldon has been eliminated as if Newell had always owned Eldon. The following table presents a reconciliation of net sales and net income for Newell, Rubbermaid and Calphalon individually to those presented in the accompanying consolidated financial statements:


     YEAR ENDED DECEMBER 31,                 1998              1997                  1996
     ----------------------------------------------------------------------------------------------
     (IN MILLIONS)
     Net sales:
       Newell                               $3,613.5         $3,234.3              $2,872.8
       Rubbermaid                            2,463.6          2,305.2               2,261.1
       Calphalon                               106.6            101.9                 100.0
                                            --------          -------              --------
       Total net sales                      $6,183.7         $5,641.4              $5,233.9
                                             =======          =======              ========
     Net income (loss):
       Newell                              $   405.9         $  279.0              $  256.5
       Rubbermaid                               82.9             39.9                 152.4
       Calphalon                                (7.0)             2.7                   2.5
                                             -------           ------               --------
           Total net income                  $ 481.8         $  321.6              $  411.4
                                             =======          =======              ========

   Divestitures:

        On April 29, 1998, the Company sold the assets representing the operations of its decorative covering product line (Decora). On August 21, 1998, the Company sold its school supplies and stationery business (Stuart Hall). On September 9, 1998, the Company sold its plastic storage and serveware business (Newell Plastics). The pre-tax net gain on the sales of these businesses was $59.8 million, most of which was offset by non-deductible goodwill, resulting in a net after-tax gain of $15.1 million. Sales for these businesses prior to their divestitures were approximately $131 million in 1998 and $229 million in 1997.

   NOTE 3

   RESTRUCTURING COSTS

   1995 Restructuring Program
   --------------------------

        During the fourth quarter of 1995, Rubbermaid approved a two-year strategic restructuring program designed to reduce costs, improve operating efficiencies and accelerate growth. During 1997, Rubbermaid revised the estimate of costs to complete the program and included an additional $16.0 million non-cash charge ($9.9 million after tax) in 1997 to revise an estimate of costs to write-down certain fixed assets to fair value. This program was completed in 1997 and no reserves remain.

   1997 Restructuring Program
   --------------------------

        As a result of the merger with Rubbermaid, Newell reversed the accounting impacts of its acquisition of Rubbermaid's office products business acquired by Newell on June 13, 1997. The reversal of the purchase price allocation resulted in the Company recording a $21.2 million ($12.8 million after taxes) restructuring charge to reflect costs for plant closure, product line discontinuance and employee termination costs related to the integration of the Rubbermaid office products business into the Newell Office Products division. These costs had previously been reflected in the purchase price allocation of the business. Plant closure costs of $1.4 million were recorded related to the closure of a U.K. facility in Sheffield England. Product line discontinuance costs of $15.7 million were recorded for exiting certain product lines. Such exit costs include $5.5 million for fixed asset and mold impairments associated with the discontinued product lines, and $7.1 million to write-off packaging that could no longer be used in accordance with the asset purchase agreement. Employee termination costs of $4.1 million were also recorded related to severed employees. This restructuring program was completed by December 31, 1998, and no reserves remain.

   1998 Restructuring Program
   --------------------------

        During January 1998, Rubbermaid announced a series of restructuring initiatives to establish a central global procurement organization and to consolidate, automate, or relocate its worldwide manufacturing and distribution operations. During 1998, Rubbermaid recorded pretax charges of $115.2 million ($74.9 million after tax). The 1998 restructuring charge included: (1) $16.0 million relating to employee severance and termination benefits for approximately 600 sales and administrative employees, (2) $53.4 million for costs to exit business activities at five facilities and (3) $45.8 million to write-down impaired long-lived assets to their fair value. The $53.4 million charge for costs to exit business activities related to exit plans for the closure of a plastics houseware molding and warehouse operation in the State of New York, the closure of a commercial play systems warehouse and manufacturing facility in Australia, the closure of a cleaning products manfacturing operation in North Carolina, the elimination of Rubbermaid's Asia Pacific regional headquarters and the related joint venture in Japan and the closure of a distribution facility in France. The exiting of the operations described above necessitated a revaluation of cash flows related to those operations, resulting in the $45.8 million charge to write-down $26.0 million of fixed assets and $19.8 million of goodwill to fair value. Rubbermaid determined that the future cash flows on an undiscounted basis (before taxes and interest) were not sufficient to cover the carrying value of the long-lived assets affected by those decisions. Management determined the fair value of these assets using discounted cash flows. Approximately $67.0 million of the restructuring charges recorded in 1998 have been or will be settled in cash. As of December 31, 1998, $1.6 million of reserves remain for the 1998 restructuring program for employee severance costs that have been incurred, but not paid.

   1999 Restructuring Program
   ---------------------------

        The 1998 restructuring program was terminated in the first quarter of 1999 after the Newell merger with Rubbermaid. Management is currently formulating a new restructuring plan for the combined Company and will likely record a restructuring reserve in 1999 to reflect costs associated with redundant facility closures and related employee termination benefits.

   NOTE 4

   CREDIT ARRANGEMENTS

        The Company has short-term foreign and domestic uncommitted lines of credit (notes payable) with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's uncommitted lines of credit do not have a material impact on the Company's liquidity.

        The following is a summary of borrowings under foreign and domestic lines of credit:


   DECEMBER 31,                               1998             1997                     1996
     ----------------------------------------------------------------------------------------------
       (IN MILLIONS)
       Notes payable to banks:
        Outstanding at year-end
         - borrowing                            $94.6           $226.6                $116.3
         - weighted average
             interest rate                        5.8%             5.6%                  5.1%
       Average for the year
         - borrowing                           $144.7           $240.8                $122.1
         - weighted average
             interest rate                        6.1%             5.6%                  5.4%
       Maximum borrowing
         outstanding during
         the year                              $205.1           $455.7                $371.0


        The Company can also issue commercial paper (as described in note 5 to the consolidated financial statements), as summarized below:


   DECEMBER 31,                               1998             1997                     1996
   -------------------------------------------------------------------------------------------

       (IN MILLIONS)
       Commercial paper:
        Outstanding at year-end
        - borrowing                            $500.2             $566.7               $761.4
        - average interest rate                   5.5%               6.4%                 5.8%
        Average for the year
        - borrowing                            $620.4             $979.7               $756.5
        - average interest rate                   5.5%               5.7%                 5.4%
        Maximum borrowing
         outstanding during
         the year                            $1,028.8           $1,618.2             $1,094.0

   NOTE 5

   LONG-TERM DEBT

        The following is a summary of long-term debt:


   DECEMBER 31,                               1998             1997             1996
   ------------------------------------------------------------------------------------
       (IN MILLIONS)
       Medium-term notes                      $883.5           $413.0           $445.0
       Commercial paper                        500.2            566.7            761.4
       Other long-term debt                     17.5             41.6             29.3
                                              ------          -------           ------
                                             1,401.2          1,021.3          1,235.7
       Current portion                          (7.3)           (31.6)           (38.2)
                                             -------          -------           -------
                                            $1,393.9           $989.7          $1,197.5
                                             =======          =======           =======

        During 1997, the Company amended its revolving credit agreement to increase the aggregate borrowing limit to $1.3 billion. The revolving credit agreement will terminate in August 2002. At December 31, 1998, there were no borrowings under the revolving credit agreement.

        In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1.3 billion of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 1998, $125.0 million (principal amount) of commercial paper was outstanding. The entire amount is classified as long-term debt.

        The revolving credit agreement permits the Company to borrow funds on a variety of interest rate terms. This agreement requires, among other things, that the Company maintain a certain Total
   Indebtedness to Total Capital Ratio, as defined in this agreement. As of December 31, 1998, the Company was in compliance with this agreement.

        The Company entered into a committed credit facility agreement in January of 1996, under which the Company can issue up to $500 million of commercial paper. This facility is subject to normal banking terms and conditions and expires in January of 2001. At December 31, 1998, $375.2 million (principal amount) of commercial paper was outstanding under this agreement and classified as long-term debt.

        The Company has a universal shelf registration statement on file for the issuance of up to $500.0 million of debt and equity securities from time to time. The Company issued during 1998 and has outstanding as of December 31, 1998 a total of $470.5 million of Medium-term notes under this program. The maturities on these notes range from five to thirty years at an average interest rate of 6.0%.

        At December 31, 1998, the Company had outstanding $263.0 million (principal amount) of Medium-term notes issued under a previous shelf registration statement with maturities ranging from five to ten years at an average interest rate of 6.3%.

        During January 1996, the Company filed a shelf registration with the Securities and Exchange Commission for up to $400.0 million of Medium-term Unsecured Debt Securities and in November 1996, issued $150.0 million Medium-term Notes with a maturity of 2006 and a coupon rate of 6.6%. At December 31, 1998, $150.0 million (principal amount) of these Notes were outstanding.

        The aggregate maturities of Long-term Debt outstanding are as follows:

   DECEMBER 31,                     AGGREGATE MATURITIES
   ---------------------------------------------------------------
   (In millions)
   1999                                     $  7.3
   2000                                      148.4
   2001                                      378.3
   2002                                      227.7
   2003                                      118.2
   Thereafter                                521.3
                                             ------
                                          $1,401.2
                                           ========

   NOTE 6

   COMPANY-OBLIGATED MANDATORILY
   REDEEMABLE CONVERTIBLE PREFERRED
   SECURITIES OF A SUBSIDIARY TRUST
   OF THE COMPANY

        In December 1997, a wholly owned subsidiary trust of the Company issued 10,000,000 of its 5.25% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per security, to certain institutional buyers. The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the trust. Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of the Company's Common Stock at the rate of 0.9865 shares of Common Stock for each preferred security (equivalent to the approximate conversion price of $50.685 per share of Common Stock), subject to adjustment in certain circumstances. Holders of the Convertible Preferred Securities are entitled to a quarterly cash distribution at the annual rate of 5.25% of the $50 liquidation preference commencing March 1, 1998. The Convertible Preferred Securities are subject to a limited guarantee by the Company and are callable by the Company initially at 103.15% of the liquidation preference beginning in December 2001 and decreasing over time to 100% of the liquidation preference beginning in December 2007.

        The trust invested the proceeds of this issuance of Convertible Preferred Securities in $500 million of the Company's 5.25% Junior Convertible Subordinated Debentures due 2027 (the "Debentures"). The Debentures are the sole assets of the trust, mature on December 1, 2027, bear interest at the rate of 5.25%, payable quarterly, commencing March 1, 1998, and are redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters during which time distribution payments on the Convertible Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. The Company has no current intention to exercise its right to defer payments of interest on the Debentures.

        The Convertible Preferred Securities are reflected as outstanding in the Company's consolidated financial statements as Company-
   Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust.

   NOTE 7

   DERIVATIVE FINANCIAL INSTRUMENTS

        The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage certain interest rate and foreign currency risks.

        Interest rate swap agreements are utilized to convert certain floating rate debt instruments into fixed rate debt. Cash flows related to interest rate swap agreements are included in interest expense over the terms of the agreements.

        The Company utilizes forward exchange contracts to manage foreign exchange risk related to anticipated intercompany and third-party commercial transaction exposures of one year duration or less. Gains and losses related to qualifying hedges of commercial transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany transactions are marked to market with the corresponding gains and losses included in the consolidated statements of income.

        The following table summarizes the Company's forward contracts in U.S. dollars by major currency and contractual amount. The "buy" amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalent of commitments to purchase foreign currencies according to local needs in foreign subsidiaries. The contractual amounts of significant forward contracts and their fair value were as follows:

   DECEMBER 31,                   1998                 1997
   -------------------------------------------       ---------------
   (IN MILLIONS)
                                 Buy      Sell       Buy        Sell
                                 --------------      ---------------
   British pounds                $ -    $  7.4        $  -     $  -
   Belgian francs                  -       8.6           -        -
   Canadian dollars                -      18.8           -        -
   French francs                   -     154.8         8.4      23.5
   Deutsch marks                  0.4    171.5         0.3       4.1
   Japanese yen                    -        -         18.2        -
                                 ---------------    ----------------
                                 $0.4   $361.1       $26.9     $27.6
                                 ===============    ================

   Fair Value                    $0.3   $361.2       $26.2     $27.3
                                 ===============    =================

        The Company's forward contracts do not subject the Company to risk due to foreign exchange rate movement, since gains and losses on these contracts generally offset losses and gains on the assets, liabilities and other transactions being hedged. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk but monitors the credit standing of the counterparties.

   NOTE 8

   LEASES

        The Company has minimum rental payments through the year 2018 under noncancellable operating leases as follows:

   YEAR ENDED DECEMBER 31,                       MINIMUM PAYMENTS
   --------------------------------------------------------------
   (IN MILLIONS)

   1999                                               $ 40.6
   2000                                                 26.3
   2001                                                 19.0
   2002                                                 14.7
   2003                                                  8.8
   Thereafter                                           13.1
                                                       -----
                                                      $122.5
                                                       =====
        Total rental expense for all operating leases was approximately $63.7 million, $59.5 million and $53.8 million in 1998, 1997 and 1996, respectively.

   NOTE 9

   EMPLOYEE BENEFIT RETIREMENT PLANS

        The Company and its subsidiaries have noncontributory pension and profit sharing plans covering substantially all of its foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974 or local statutes to assure that plan assets will be adequate to provide retirement benefits. The Company's common stock comprised $69.3 million, $71.4 million and $52.9 million of pension plan assets at December 31, 1998, 1997 and 1996, respectively. Total expense under all profit sharing plans was $25.0 million, $18.3 million and $20.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. In addition to the Company's pension and profit sharing plans, several of the Company's subsidiaries currently provide retiree health care
   benefits for certain employee groups.   The following provides a
   reconciliation of benefit obligations, plan assets and funded status of the plans, within the guidelines of SFAS No. 132:

                                                                OTHER
                              PENSION BENEFITS        POSTRETIREMENT BENEFITS
     DECEMBER 31,           1998     1997    1996       1998     1997   1996
     ---------------------------------------------    ------------------------
     (IN MILLIONS)
     CHANGE IN BENEFIT
      OBLIGATION
     Benefit obligation at
      January 1           $578.0   $484.7  $313.4     $175.3   $147.9   $147.1
     Service cost           20.1     15.9    16.3        3.3      3.1      3.6
     Interest cost          42.7     38.7    36.2       12.8     11.9     11.4
     Amendments              2.2      0.1     -          -        -        -
     Actuarial loss/(gain)  34.3     11.9   (13.1)       7.8      1.8      1.4
     Acquisitions           33.7     60.6   162.3        -       24.7      -
     Currency exchange      (0.3)     -       1.6        -        -        -

     Benefits paid
      from plan assets     (37.1)   (33.9)  (32.0)     (15.0)   (14.1)   (15.6)
                            -----    -----   -----    ------    -----    -----
     Benefit obligation
      at December 31      $673.6   $578.0  $484.7     $184.2   $175.3   $147.9
                           ======   ======  ======    ======   ======   ======


                                                                          OTHER
                                     PENSION BENEFITS              POSTRETIREMENT BENEFITS
     DECEMBER 31,                 1998     1997     1996         1998      1997      1996
     ------------------------------------------------------    -----------------------------
       (IN MILLIONS)
     CHANGE IN PLAN ASSETS
     Fair value of plan
      assets at January 1        $738.4   $587.6   $341.9     $  -      $  -      $  -
     Actual return on plan assets  (5.9)   111.6     73.1        -         -         -
     Employer contributions         5.0      4.1      4.5       15.0      14.1      15.6
     Acquisitions                  14.1     69.1    198.7        -         -         -
     Currency exchange             (0.8)    (0.1)     1.4        -         -         -
     Benefits paid
      from plan assets            (37.1)   (33.9)   (32.0)     (15.0)    (14.1)    (15.6)
                                  -----    -----    -----       -----     -----     -----
     Fair value of plan
      assets at December 31      $713.7   $738.4   $587.6      $ -       $ -       $ -
                                 ======   ======   ======       =====     ======    ======

     FUNDED STATUS
     Funded status at
      December 31                 $40.1   $160.4   $102.9    $(184.2)  $(175.2)  $(147.9)
     Unrecognized net gain         (7.9)  (105.4)   (46.8)     (20.1)    (28.7)    (27.7)
     Unrecognized prior
      service cost                 (2.0)    (5.1)    (5.6)       0.3       0.3      (4.3)
     Unrecognized net asset        (4.9)    (5.2)    (6.2)       -         -         -
                                 ------   ------   ------       -----     -----     -----
     Net amount recognized       $ 25.3   $ 44.7   $ 44.3    $(204.0)  $(203.6)  $(179.9)
                                 ======   ======   ======     ======    ======    ======
     AMOUNTS RECOGNIZED IN THE
     CONSOLIDATED BALANCE SHEETS
     Prepaid benefit cost(1)      $71.8    $77.4    $71.3       $-        $-        $-
     Accrued benefit cost(2)      (50.4)   (34.4)   (27.6)    (204.0)   (203.6)   (179.9)
     Intangible asset(1)            3.9      1.7      0.6        -         -         -
                                 ------   ------   ------      ------    ------    ------
     Net amount recognized        $25.3    $44.7    $44.3    $(204.0)  $(203.6)  $(179.9)
                                 ======   ======   ======     ======    ======    ======

     ASSUMPTIONS AS OF
      DECEMBER 31
     Discount rate               7.00%    7.75%    7.75%       6.75-7.00% 7.25-7.50%  7.75%
     Long-term rate of
      return on plan assets      10.00%   9.00%    9.00%       -          -           -
     Long-term rate of
      compensation increase      5.00%    5.00%    5.00%       -          -           -
     Health care cost
      trend rate(3)              -        -        -           7.00-8.00% 9.00%       9.00-10.00%


     (1) Recorded in Other Non-current Assets
     (2) Recorded in Other Non-current Liabilities
     (3) The assumed health care cost trend rate decreases one percent every year through 2000 to 6% and remains constant beyond that point.

        Net pension costs and other postretirement benefit costs include the following components:


                                                                        OTHER
                                      PENSION BENEFITS         POSTRETIREMENT BENEFITS
     YEAR ENDED DECEMBER 31,     1998     1997     1996        1998     1997      1996
     ----------------------------------------------------    ---------------------------------------
       (IN MILLIONS)
     Service cost-benefits
      earned during the year      $19.3    $16.0    $16.3        $3.3     $3.0     $3.6
     Interest cost on projected
      benefit obligation           45.3     38.7     36.2        12.9     11.9     11.4
     Expected return on plan assets
                                  (59.0)   (57.7)   (50.0)        -        -        -
     Amortization of:
      Transition asset             (1.1)    (1.1)    (1.1)       (0.5)    (0.2)    (0.2)
      Prior service cost recognized(0.3)    (0.3)    (0.3)       (0.4)    (1.4)    (1.1)
     Actuarial (gain)/loss         (1.8)     5.5      1.6         -        -        -
                                 ------   ------   ------      ------   ------    ------
                                   $2.4     $1.1     $2.7        15.3     13.3     13.7
                                 ======   ======   ======      ======   ======    ======

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows:

     DECEMBER 31,                         1998     1997     1996
     ---------------------------------------------------------------------
     (IN MILLIONS)
     Projected benefit
      obligation                         $129.6   $68.4   $39.7
     Accumulated benefit
      obligation                          110.0    55.1    28.4
     Fair value of plan assets             52.1    22.1     1.8

        The health care cost trend rate significantly affects the reported postretirement benefit costs and benefit obligations. A one percentage point change in the assumed rate would have the following effects:

                                     1% Increase            1% Decrease
     ----------------------------------------------------------------------
     (IN MILLIONS)
     Effect on total of service
      and interest cost components      $2.0                   $(1.2)
     Effect on postretirement
      benefit obligations               16.9                   (11.2)

   NOTE 10

   STOCKHOLDERS' EQUITY

        The Company's Common Stock consists of 400.0 million authorized shares, with a par value of $1 per share. Of the total unissued common shares at December 31, 1998, total shares in reserve included
   9.2 million shares for issuance under the Company's stock option plans.

        Each share of Common Stock includes a stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of Common Stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer following which it would hold 15% or more of the Company's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if, following the acquisition by a person or group of 15% or more of the Company's voting stock, the Company was acquired in a merger or other business combination of 50% or more or it assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of Common Stock of the Company (or the surviving company in a business combination) having a market value of 2 times the exercise price of the Right.

        The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock.

   NOTE 11

   STOCK OPTIONS

        The Company's stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

     YEAR ENDED DECEMBER 31,             1998          1997
     ---------------------------------------------------------------------
     (IN MILLIONS, EXCEPT PER SHARE DATA)
     Net income:  As reported            $481.8        $321.6
                  Pro forma               467.3         313.9
     Diluted EPS: As reported             $1.70        $ 1.14
                  Pro forma                1.65          1.11

        Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        The Company may grant up to 8.0 million shares under the 1993 Stock Option Plan, of which, the Company has granted 2.5 million shares and cancelled 0.3 million shares through December 31, 1998. Under this plan, the option exercise price equals the Common Stock's closing price on the date of grant, vests over a five-year period and expires after ten years.

        The following summarizes the changes in number of shares of Common Stock under option:

                                                            Weighted
                                                            Average
                                                            Exercise
     1998                        Shares                     Price
    -----------------------------------------------------------------
     Outstanding at
      beginning of year          3,720,301                    $28
      Granted                    1,576,467                     38
      Exercised                   (753,261)                    23
      Cancelled                   (190,360)                    30
                                  ---------

     Outstanding at end of year   4,353,147                    32
                                  ==========

     Exercisable at end of year   3,189,309                    30
                                  ==========
     Weighted average
      fair value of options
      granted during the year           $13
                                        ===

        The 4,353,147 options outstanding at December 31, 1998 have exercise prices between $12 and $49 and are summarized below:


                              Options Outstanding
                              -------------------
                                                               Weighted
     Range of           Number             Weighted             Average
     Exercise       Outstanding at          Average            Remaining
     Prices        December 31, 1998     Exercise Price     Contractual Life
     -----------------------------------------------------------------------
     $12-15           142,676                  $14                  2
     16-25            662,787                   21                  5
     26-35          2,219,785                   31                  8
     36-45          1,167,199                   40                  8
     46-49            160,700                   48                  9
                    ---------
     $12-49         4,353,147                   32                  7
                    =========

        The 3,189,309 options exercisable at December 31, 1998 have exercise prices between $12 and $44 and are summarized below:


                                                       Options Exercisable
                                                       -------------------

     Range of                                       Number                                           Weighted
     Exercise                                   Exercisable at                                       Average
     Prices                                     December 31, 1998                                  Exercise Price
     ------------------------------------------------------------------------------------------------------------
     $12-15                                          142,676                                           $14
     16-25                                           540,435                                            20
     26-35                                         1,992,638                                            32
     36-44                                           513,560                                            39
                                                   ---------
     $12-44                                        3,189,309                                            30
                                                   =========
                                                                                                      Weighted
                                                                                                      Average
                                                                                                      Exercise
     1997                                           Shares                                             Price
     ------------------------------------------------------------------------------------------------------------
     Outstanding at
      beginning of year                            2,808,901                                           $25
      Granted                                      1,488,242                                            33
      Exercised                                    (366,275)                                            18
      Cancelled                                    (210,567)                                            28
                                                   =========
     Outstanding at end of year                    3,720,301                                            28
                                                   =========

     Exercisable at end of year                    1,898,754                                            27
                                                   =========
     Weighted average
      fair value of options
      granted during the year                             $9
                                                          ==


                                                                                                  Weighted
                                                                                                   Average
                                                                                                  Exercise
     1996                                           Shares                                         Price
     ------------------------------------------------------------------------------------------------------------
     Outstanding at
      beginning of year                           2,362,548                                          $23
      Granted                                       870,545                                           26
      Exercised                                    (243,773)                                          17
      Cancelled                                    (180,419)                                          24
                                                   ---------

     Outstanding at end of year                    2,808,901                                          25
                                                   =========
     Exercisable at end of year                    1,218,696                                          22
                                                   =========
     Weighted average
      fair value of options                               $8
      granted during the year                             ==


        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used for grants in 1998, 1997 and 1996 were adjusted for market conditions at the date of grant. The following ranges of assumptions were used in the option pricing model, risk-free interest rates of 4.1% to 6.4%, expected dividend yields of 1.6% to 2.0%, expected lives of 5 to 9.9 years and expected violatility of 20% to 34%.

   NOTE 12

   INCOME TAXES

        The provision for income taxes consists of the following:

     DECEMBER 31,                   1998      1997      1996
     --------------------------------------------------------
     (IN MILLIONS)
     Current:
      Federal                      $217.1     $109.5    $135.4
      State                          26.0       19.7      20.4
      Foreign                        10.3       25.3      12.9
                                  ----------------------------
                                    253.4      154.5     168.7
     Deferred                        81.7       68.5      93.2
                                  ----------------------------
     Total                         $335.1     $223.0    $261.9
                                  ============================

        The non-U.S. component of income before income taxes was $19.1 million in 1998, $75.8 million in 1997 and $51.4 million in 1996.

        The components of the net deferred tax asset are as follows:

     DECEMBER 31,                   1998      1997      1996
     -----------------------------------------------------------------
     (IN MILLIONS)
     Deferred tax assets:
       Accruals, not currently
       deductible for
       tax purposes                $132.9     $159.2    $172.1
       Postretirement liabilities    78.5       79.8      70.1
       Inventory reserves            25.3       35.7      29.2
       Self-insurance liability      44.1       39.1      41.6
       Amortization of intangibles   13.6       43.6       -
       Other                          2.9        1.0       1.9
                                  ----------------------------
                                   $297.3     $358.4    $314.9
     Deferred tax liabilities:
       Accelerated depreciation    (152.1)    (136.7)   (106.8)
       Prepaid pension asset        (27.1)     (31.1)    (30.5)
       Unrealized gain on
       securities available
       for sale                       -        (51.5)    (23.9)
       Amortization of
       Intangibles                    -           -      (32.5)
       Other                        (14.4)     (23.1)    (19.3)
                                  ----------------------------
                                   (193.6)    (242.4)   (213.0)
                                  ----------------------------

     Net deferred tax asset        $103.7     $116.0    $101.9
                                  ============================

        The net deferred tax asset is classified in the consolidated balance sheets as follows:

     DECEMBER 31,                   1998      1997      1996
     -------------------------------------------------------------------
     (IN MILLIONS)
     Current net deferred
      income tax asset             $108.2     $157.1    $169.9
     Non-current deferred
      income tax liability           (4.5)     (41.1)    (68.0)
                                  ----------------------------
                                   $103.7     $116.0     101.9
                                  ============================

        A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:

     YEAR ENDED DECEMBER 31,        1998      1997      1996
     -------------------------------------------------------------------
     (IN PERCENT)
     Statutory rate                   35.0%     35.0%     35.0%
     Add (deduct) effect of:
      State income taxes, net of
        federal income tax effect      3.2       3.4       3.2
      Nondeductible trade names
        and goodwill amortization      1.3       2.5       1.0
     Tax basis differential on
      sales of businesses              2.7       1.1       -
     Other                            (1.2)     (1.1)     (0.3)
                                     --------------------------
     Effective rate                   41.0%     40.9%     38.9%
                                     ==========================

        No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings which are considered to be permanently invested. At December 31, 1998, the estimated amount of total unremitted non-U.S. subsidiary earnings is $72.9 million.

   NOTE 13

   OTHER NON-OPERATING (INCOME) EXPENSES

        Total other non-operating (income) expenses consist of the following:

     YEAR ENDED DECEMBER 31,        1998      1997      1996
     ------------------------------------------------------------
     (IN MILLIONS)
     Equity earnings*              $  (7.1)   $ (5.8)  $  (6.4)
     Interest income                 (14.8)     (7.5)     (5.6)
     Dividend income                  (0.1)     (4.0)    (11.0)
     Gain on sale of marketable
       equity securities            (191.5)     (2.9)      -
     Gain on sale of
       businesses                    (59.8)      -         -
     Minority interest in income
       of subsidiary trust            26.7       1.5       -
     Currency translation loss         6.0       0.3       -
     Other                             3.5      (0.9)     (0.1)
                                   ---------------------------
                                   $(237.1)   $(19.3)   $(23.1)
                                   ===========================

     *Equity earnings in American Tool Companies, Inc., in which the Company has a 49% interest.

   NOTE 14

   OTHER OPERATING INFORMATION

   INDUSTRY SEGMENT INFORMATION

             As of December 31, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." After reviewing the criteria for determining segments, the Company believes it has three reportable operating segments: Household Products, Hardware and Home Furnishings and Office Products. This segmentation is appropriate because the Company organizes its product categories into these groups when making operating decisions and assessing performance, and the Company divisions included in each group sell primarily to the same retail channel: Household Products (discount stores and warehouse clubs), Hardware and Home Furnishings (home centers and hardware stores) and Office Products (office superstores and contract stationers). After the recent merger with Rubbermaid, the Company added the Rubbermaid divisions to the former Housewares segment to create the Household Products segment.

        The principal product categories included in each of the Company's business segments are as follows:

      Segment           Product Category
   ---------------------------------------------------------
   Household Products   Home Products,
                        Aluminum Cookware and
                        Bakeware, Glassware,
                        Infant/Juvenile
                        Products, Hair Accessories

   Hardware & Home      Window Treatments,
    Furnishings         Hardware and Tools,
                        Picture Frames,
                        Home Storage

   Office Products      Markers and Writing
                        Instruments, Office
                        Storage and Organization

     Net Sales*

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     ----------------------------------------------------------------
     (IN MILLIONS)
     Household Products              $3,385.3    $3,199.6    $3,043.4
     Hardware &
      Home Furnishings                1,758.1     1,484.8     1,299.3
     Office Products                  1,040.3       957.0       891.2
                                    ---------------------------------
     Total Net Sales                 $6,183.7    $5,641.4    $5,233.9
                                    =================================

     * Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 14% of consolidated net sales in 1998, 15% in 1997 and 14% in 1996. Sales to no other customer exceeded 10% of consolidated net sales.

     Operating Income (Expense)

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     ----------------------------------------------------------------
     (IN MILLIONS)
     Household Products                $376.7      $397.5      $430.6
     Hardware &
      Home Furnishings                  290.2       241.1       185.3
     Office Products                    212.3       194.5       179.0
     Corporate                          (83.7)     (156.2)      (59.9)
                                      -------------------------------
        Subtotal                       $795.5      $676.9      $735.0
     Restructuring Costs               (115.2)      (37.2)        -
                                      -------------------------------
     Total Operating Income            $680.3      $639.7      $735.0
                                      ===============================

     Identifiable Assets

     DECEMBER 31,                      1998        1997       1996
     ----------------------------------------------------------------
     (IN MILLIONS)
     Household Products              $2,286.3    $2,036.1    $2,162.0
     Hardware &
      Home Furnishings                  995.8       850.8       656.8
     Office Products                    643.0       520.7       355.5
     Corporate                        2,364.1     2,367.6     1,938.1
                                    ---------------------------------
     Total Identifiable Assets       $6,289.2    $5,775.2    $5,112.4
                                    =================================

     Capital Expenditures

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     ----------------------------------------------------------------
     (IN MILLIONS)
     Household Products                $213.9      $168.4      $213.0
     Hardware &
      Home Furnishings                   39.1        30.3        27.7
     Office Products                     24.9        26.4        20.3
     Corporate                           40.8        23.9         7.0
                                      -------------------------------
     Total Capital Expenditures        $318.7      $249.0      $268.0
                                      ===============================

     Depreciation and Amortization

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     ----------------------------------------------------------------
     (IN MILLIONS)
     Household Products                $149.2      $140.6      $132.9
     Hardware &
      Home Furnishings                   31.2        33.4        28.0
     Office Products                     28.7        21.6        16.0
     Corporate                           54.7        52.2        50.3
                                      -------------------------------
     Total Depreciation
      and Amortization                 $263.8      $247.8      $227.2
                                      ===============================

     GEOGRAPHIC AREA INFORMATION

     Net Sales

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     --------------------------------------------------------------
     (IN MILLIONS)
     United States                   $4,825.4    $4,769.5    $4,509.2
     Canada                             273.9       258.9       239.8
                                    ---------------------------------
       North America                 $5,099.3    $5,028.4    $4,749.0

     Europe                             849.8       395.4       299.3
     Latin America*                     205.3       136.8       100.8
     All other                           29.3        80.8        84.8
                                    ---------------------------------
     Total Net Sales                 $6,183.7    $5,641.4    $5,233.9
                                    =================================

     Operating Income (Expense)

     YEAR ENDED DECEMBER 31,           1998        1997       1996
     ---------------------------------------------------------------
     (IN MILLIONS)
     United States                     $617.0      $542.0      $653.9
     Canada                              16.6        32.9        23.3
                                      -------------------------------
       North America                   $633.6      $574.9      $677.2

     Europe                              24.0        31.3        28.6
     Latin America*                      41.2        32.9        25.4
     All other                          (18.5)        0.6         3.8
                                      -------------------------------
     Total Operating Income            $680.3      $639.7      $735.0
                                      ================================

     *Includes Mexico, Venezuela and Colombia, and in 1998, Brazil and
      Argentina.

     Identifiable Assets

     DECEMBER 31,                      1998        1997       1996
     -------------------------------------------------------------
     (IN MILLIONS)
     United States                   $4,648.2    $4,948.6    $4,563.8
     Canada                             207.0       253.7       169.9
                                    ----------------------------------
       North America                 $4,855.2    $5,202.3    $4,733.7

     Europe                           1,135.2       400.7       245.1
     Latin America*                     276.7       118.4        70.0
     All other                           22.1        53.8        63.6
                                    ---------------------------------
     Total Identifiable Assets       $6,289.2    $5,775.2    $5,112.4
                                    =================================

     * Includes Mexico, Venezuela and Colombia, and in 1998, Brazil and
       Argentina.

        Operating income is net sales less cost of products sold and selling, general and administrative expenses, but is not affected either by nonoperating (income) expenses or by income taxes.
   Nonoperating (income) expenses consists principally of net interest expense, and in 1998, the net gain on the sale of Black & Decker common stock and the net gains on the sales of Stuart Hall and Newell Plastics and Decora. In calculating operating income for individual business segments, certain headquarter expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization is considered a corporate expense and not allocated to business segments. All intercompany transactions have been eliminated, and transfers of finished goods between geographic areas are not significant.
   Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.

   NOTE 15

   LITIGATION

        The Company is subject to certain legal proceedings and claims, including the environmental matters described below, that have arisen in the ordinary conduct of its business.

        As of December 31, 1998, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRPs") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

        In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contributions at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.

        Based on information available to it, the Company's estimate of environmental response costs associated with these matters as of December 31, 1998 ranged between $15.6 million and $20.1 million. As of December 31, 1998, the Company had a reserve equal to $18.6 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes.

        Subject to the difficulties in estimating future environmental response costs, the Company does not expect that any amount it may have to pay in connection with environmental matters in excess of the amounts reserved will have a material adverse effect on its consolidated financial statements. However, because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, the actual costs to be incurred by the Company may vary from the Company's estimates.

        The Company is involved in several legal proceedings relating to the importation and distribution of vinyl mini-blinds made with plastic containing lead stabilizers. In 1996, the Consumer Product

   Safety Commission found that such stabilizers deteriorate over time from exposure to sunlight and heat, causing lead dust to form on mini-blind surfaces and presenting a health risk to children under six years of age.

        California. In July 1996, the California Attorney General and the Alameda County District Attorney filed a civil suit against 12 named companies, including a subsidiary of the Company, alleging failure to warn consumers adequately about the presence of lead in accordance with California law and seeking injunctions, civil penalties and restitutionary relief.

        In August 1996, 15 companies, including the subsidiary of the Company, were named as defendants in a national and California private class action in Sacramento County Superior Court. In October 1997, 16 additional companies were named as defendants in this case, in which the plaintiffs alleged that the Company's subsidiary used false and misleading advertising and employed unfair or fraudulent business practices in connection with the presence of lead in their blinds. These two cases were coordinated in 1996.

        On June 22, 1998, the Court entered a Stipulated Consent Judgment resolving the Attorney General's case as to the Company's subsidiary and most of the defendants. On July 27, 1998, the coordination trial judge ruled that this Consent Judgment barred the California claims of the private class action plaintiffs, and on October 6, 1998, judgment was entered for the Company's subsidiary and 22 of the other defendants in the private class action. The private class action plaintiffs have filed an appeal for both the Consent Judgment and the Judgment entered in their action and applying for attorneys' fees for their efforts at the trial court level. The Company's contribution to the judgment amount was not material to the Company's consolidated financial statements.

        Illinois. In February 1997, a subsidiary of the Company was named as the defendant in another case involving the importation and distribution of vinyl mini-blinds containing lead, which was filed as an Illinois and national private class action in the Cook County Chancery
   Division. In this case, the plaintiffs alleged violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and the
   Illinois version of the Uniform Deceptive Trade Practices Act, breach of implied warranty, fraud, negligent misrepresentation, negligence, unjust enrichment, and reception and retention of money unlawfully received. The plaintiffs seek injunctive relief, unspecified damages, suit costs and punitive damages.

        Massachusetts. In December 1998, 13 companies, including a subsidiary of the Company, were named as defendants in a third case involving the importation and distribution of vinyl mini-blinds containing lead. The case, filed as a Massachusetts class action in the Superior Court, alleges misrepresentation, breaches of express and implied warranties, negligence, loss of consortium and violation of Massachusetts consumer protection laws. The plaintiffs seek injunctive relief, unspecified damages, compensatory damages for personal injury and court costs.

        The Company has been involved in an additional legal proceeding. In September 1997, an administrative law judge of the Federal Trade Commission ("F.T.C.") ruled that a major customer of a subsidiary of the Company illegally pressured manufacturers not to sell toys to warehouse clubs. Subsequent to the F.T.C. decision, numerous class action suits seeking damages on behalf of consumers were filed against the customer and certain manfacturers, including the Company's subsidiary, which was not named as a defendant in the F.T.C. suit. A settlement agreement has been entered into by the Company and the plaintiffs, including the Attorneys General for the 46 states involved in the suit and the named class plaintiffs (for themselves and the plaintiff settlement class). The settlement has been agreed to by counsel for all parties and is awaiting notification of the class, a public hearing and an order of the court awaiting notification of the class, a public hearing and an order of the court approving it.

        Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution will not have a material effect on the Company's consolidated financial statements.


                                   PART IV
                                   -------

   Item 14.  Exhibits, Financial Statement Schedules and Reports on
             Form 8-K
             ------------------------------------------------------

        (a)(2) The following consolidated financial statement schedule of the Company is included in this Exhibit 99.1 to the Company's Current Report on Form 8-K is filed herewith pursuant to Item 14(d) and appears immediately after this page:

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 -----------------------------------------------

                                SCHEDULE II

                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                               (IN THOUSANDS)
                   ---------------------------------------


                                                             Additions
                                                        -----------------------
                                                        Charged
                                       Balance at       to Costs         Charged                          Balance at
                                       Beginning          and            to Other                           End of
     Description                       of Period        Expenses         Accounts (A)     Deductions (B)    Period
     -----------                       ---------        --------         --------         ----------       -----------
     Allowance for
       doubtful accounts
       for the years ended:
              December 31, 1998*        $30,075         $5,488          $14,028          ($15,434)         $34,157
              December 31, 1997*         25,890          3,870            8,321            (8,006)          30,075
              December 31, 1996*         22,781          6,967            2,200            (6,058)          25,890

     Note A - Represents recovery of accounts previously written off, along with net reserves of acquired and divested businesses.
     Note B - Represents accounts charged off.

                                       Balance at                                                          Balance at
                                       Beginning                                                             End of
                                       of Period        Provision        Write-offs       Other(C)           Period
                                       ---------        ---------        ----------       --------         ----------
     Inventory reserves for
       the years ended:
              December 31, 1998*       $119,179         $13,338          ($29,293)        $10,551          $113,775
              December 31, 1997*        113,487          16,821           (30,332)         19,203           119,179
              December 31, 1996*         99,151          22,708           (30,721)         22,349           113,487



     Note C - Represents net reserves of acquired and divested businesses, including provisions for product line rationalization.


                                       Balance at                                                         Balance at
                                       Beginning                         Charges to                         End of
                                       of Period        Provision        reserves (D)       Other           Period
                                       ---------        ---------        ------------       ------        ----------
     Restructuring reserves for
       the years ended:
              December 31, 1998*      $  1,529           $115,154         ($115,124)        $  -           $ 1,559
              December 31, 1997*        26,483             37,200           (62,154)           -             1,529
              December 31, 1996*       117,011               -              (90,528)           -            26,483

     Note D - Represents costs charged to restructuring reserves in accordance with the restructuring plan.

     *  Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.